Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference our report dated April 10, 2018 of Manitex International, Inc., relating to our audits of the consolidated balance sheet as of December 31, 2017 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the two years ended December 31, 2017, and the related notes in the Registration Statement on Form S-3 (No. 333-        ).

/s/ UHY LLP

Sterling Heights, Michigan

August 8, 2019